EXHIBIT 99.1

News Release

205 Crosspoint Parkway ∙ Buffalo, NY 14068

Immediate Release

Columbus McKinnon Announces Change of Venue for the
2020 Annual Meeting of Shareholders

BUFFALO, NY, July 6, 2020 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling, announced today that it has changed the venue of its 2020 Annual Meeting of Shareholders due to its previous planned location being unavailable as a result of COVID-19 impeding the completion of its renovation plans.
For shareholders of record as of the close of business on June 1, 2020, the meeting will now be held at the following location:
Columbus McKinnon Corporation
Annual Meeting of Shareholders
10:00 am CST, Monday, July 20, 2020
Gibson’s Bar & Steakhouse (Rush Room)
1028 North Rush Street
Chicago, Illinois   60611

The Company advises that shareholders who are experiencing any COVID-19 symptoms or anyone who has been in contact with any person experiencing any COVID-19 symptoms should not attend the annual meeting in person. The Company may put in place additional procedures or limitations on meeting attendees, including limiting seating, requiring health screenings, protective masks and other reasonable or required measures in order to enter the meeting location.
Whether shareholders plan to attend Columbus McKinnon’s 2020 Annual Meeting in person or not, all shareholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the Company’s 2020 proxy materials. The proxy card included with the proxy materials will not be updated to reflect the change in meeting venue, but may continue to be used to vote shares in connection with the 2020 Annual Meeting. Shareholders are also encouraged to return their proxies, as instructed in the materials, as early as possible to avoid any processing delays that may be caused by the COVID-19 environment.
Further information regarding the change of location of the Annual Meeting can be found in the Notice of Change of Location of Annual Meeting of Shareholders filed by the Company with the Securities and Exchange Commission on July 6, 2020.

Given the fluid nature of the situation regarding the COVID-19 virus, the Annual Meeting may be converted to a virtual-only meeting at a future date, if deemed to be prudent by the Company. If Columbus McKinnon decides to further modify the structure of its Annual Meeting, the Company will announce the decision to do so in advance by press release which will also be filed with the Securities and Exchange Commission and made available at investors.columbusmckinnon.com.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com